April 29, 2017

Ga-Du Bank Inc.
Eco Science Solutions, Inc.
1135 Makawao Avenue, Suite 103-188
Makawao, Hawaii 96768

RE: Letter of Intent concerning the proposed acquisition of Ga-Du Bank Inc., by Eco Science Solutions, Inc.

Dear Jeff;

Thank you for the time and effort you have expended to date in considering our proposal and your work and efforts in accommodating questions and discussions.   One of the reassuring things about working with your team is the speed with which you have responded to date. We have considered your prior expressed desire to have Eco Science Solutions, Inc. (“ESSI”) acquire Ga-Du Bank Inc. (“Bank”), when mentioned collectively within this document both will be referred to as the “Parties”, and propose the following outline of a Letter of Intent (“LOI”).

This LOI is intended to embody the framework and general terms of an Acquisition transaction between the Parties. It is not intended as a binding contract but will simply outline an understanding to allow the Parties to proceed to develop the binding documentation outlined herein.  Accordingly, execution of this LOI shall act only as a framework for a detailed purchase and sale agreement of the Bank interests not as a binding contract. Either Party may determine to require clarification, greater details or differing terms as details of the Acquisition prior to executing final acquisition documents.

1.           General Terms.   As proposed, ESSI will acquire the Bank for a combination of cash and stock consideration (the “Consideration”) on the following general terms:

a.
Cash and Equity Consideration.  Upon completion of a formal opportunity valuation and asset analysis, all assets, including the stock ownership interest (as the case may be) of the Bank, together with any and all affiliates will be purchased by ESSI at a mutually agreed upon cash and equity purchase price (the “Purchase Price”). It is understood that the purchase price will be milestone based in terms of cash payout and vesting based in terms of equity payout;

b.
Operational Responsibility of the Bank. Following the closing date of the Acquisition, ESSI shall be responsible for the meeting the operational budget and expenditures of the Bank (the “Operating Capital”) and agrees to operate the Bank as an independent and wholly owned subsidiary consistent with the Bank agreements with the State of the Southern Cherokee Nation and Red Fire People (“SCNRFP”), provided that such operations shall be subject to the overall direction of the board of directors and management of ESSI. Please see the attached Agreement as Appendix Item A, evidencing the Bank and SCNRFP existing contractual agreements;

c.
Employment of Bank Management.  ESSI agrees to perform a skill-based evaluation of the existing Leadership Team (“Management”) Team and execute fair-market employment agreements, in a form to be agreed, with the following persons: L. John Lewis, Dante Jones, Wendy McGuiver, and Andy Tucker. Additionally, Legal Counsel Aaron Pelley will be retained for ongoing services;

d.
Operational Location(s).  ESSI shall consent to maintain the legal domicile of the Bank on SCNRFP Tribal legal jurisdiction and to maintain a virtual operations center on Tribal Lands, and an administrative office in Seattle, Washington;

e.	Closing. The Parties will aim for a closing of the purchase not later than June 30, 2017 (“Projected Closing”);

f.	Taxes. The Sellers of the ownership interest in the Bank shall be solely responsible for reporting and paying any taxes consequent from the payment of the Consideration, and;

g.
Announcements. Both parties agree to mutually announce the transaction closing via formal Press Release placed into the market by ESSI. Additionally, any filings required by the Securities and Exchange Commission (SEC) shall be filed in a timely manner under the requisite rules and regulations of the SEC.  The Bank will have the opportunity to review said filings prior to making them public.

2.	Conditions Precedent. The Parties will accomplish the following or co-operate, as appropriate, with each other in accomplishing the following prior to executing final documents:

(a)	Acquisition Plan. Develop a schedule for the Acquisition and listing of necessary agreements and documents to effectuate such Plan;

(b)	Due Diligence. Exchange the due diligence documents set forth in the lists supplied, or to be supplied not later than the 15th of May, 2017, between the Parties;

(c)	Business Plan. Develop a Comprehensive 24-month Business Plan for ongoing operations

     (d)  Indebtedness.  Prior to, or upon, Closing the Bank shall have disposed of any debt, except year end unpaid taxes, which shall bereserved for from operating accounts as part of the STP Purchase Price;

     (e) Reps and Warranties.  The Parties shall make the representations and warranties set forth in Paragraph 5 hereof.

4.           Closing. The Closing of the transactions outlined will occur not later than the Closing Date, unless mutually agreed upon in writing, and shall be subject to the following:

(a) Documents. The preparation and execution by the parties of a definitive Acquisition Agreement that includes the details set forth in this LOI, as well as standard representations and warranties and such other covenants and terms as may be necessary in the circumstances, together with necessary and other documents (all Acquisition documents hereafter defined as the “Acquisition Documents”);

(b) Due Diligence.  The completion by each Party of its “due diligence” review of the other, shall be undertaken and completed as quickly as reasonably practicable.   In that regard, each of the Parties and their principals agree to cooperate with the other party in providing such information and documentation as may be reasonably necessary to adequately review the operations of such other Party;

(c) Operating Capital.  ESSI provides demonstration of the availability and access to Operating Capital to satisfy the 24-month Business Plan; Bank provides verification of agreed upon funds deposited into Bank from The Central Bank of The Southern Cherokee Nation Red Fire People a State-Owned Company.

5.  Representations and Warranties.  The Parties shall be required to make the following Representations and Warranties:

(a)  Standing. Each of the Parties represents that it is in good standing in the jurisdictions in which it is organized and domiciled and provides the “certificate of good standing”;

(b) Authority. Each of the Parties represents that it is authorized to negotiate the terms of an Acquisition as set forth herein, subject to final shareholder approval (if mandated);

        (c) Parties in Interest. The “shareholder’s list” attached to each Party’s Disclosure Schedule is a full and complete list of all shareholders;

(d)  Share Status. Neither Company has any outstanding warrants, options or other agreements (written or oral to acquire shares of the company in question, other than as listed on the Disclosure Schedule (the “Disclosure Schedule”) to be attached to an Acquisition Agreement;

(e)  Obligations. Neither Company has any long-term contracts or obligations, except those listed-on Disclosure Schedule;

(f)  Financials.  The financial statements of each Company attached to the Disclosure Schedule are true and accurate as of May 1, 2017, and contain all material financial information concerning the Parties;

(g) Liabilities. Neither Company has any threatened or pending legal action or claim except as set forth on the Disclosure Schedule;

(h) Leases. Neither Party has any rental or lease obligations except those set forth in the Disclosure Schedule;

(i)  Assets.  The assets listed on the Disclosure Schedule of each of the Parties constitutes all material assets of each of the Parties, respectively.

6.   Terms of Definitive Agreement.    As outlined above, the Parties intend to negotiate and, subject to final agreement in the form of an Acquisition Agreement (the “Acquisition Agreement”), as quickly as practicable, subject to the drafting and agreement upon an Acquisition Agreement ESSI, or its assignee, will acquire all of the outstanding stock or ownership of the Bank from the owners of any shares or interest(s) therein, in exchange for the agreed upon consideration.

If the above outlines an approach that is acceptable, we should schedule some time for a conference call(s) to discuss and refine the terms, and proceed with the drafting of a MOU and the Due Diligence.

Execution hereof shall not bind either Party but shall allow us to proceed to negotiate and refine areas of agreement with the goal of creating an executable set of Acquisition documents. Unless extended in writing by the Parties, this LOI shall expire on the earlier of (i) execution of final Acquisition Documents; or, (ii) the date which is sixty (60) days from the date hereof.

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ECO SCIENCE SOLUTIONS, INC.

By: /s/Jeffery Taylor

Name: Jeffery Taylor

Title: Chief Executive Officer

Date: 5/2/17

GA-DU BANK, INC.

By: /s/John Lewis

Name: John Lewis

Title: President

Date: 5/2/17

EXHIBIT I

BANK AGREEMENT AND CHARTER DOCUMENTS WITH SCNRFP
(TO BE ATTACHED)

EXHIBIT II

GOVERNMENT OF CANADA APPEAL DOCS
(TO BE ATTACHED)

EXHIBIT III

LEGAL SUMMARY OF STATUS OF UNITED STATES LICENSING
(TO BE ATTACHED)

EXHIBIT IV

DOCUMENTS TO BE PROVIDED BY BANK:

1)	Organizational Documents;

2)	Financials (as defined in LOI);

3)	Certificate of Good Standing;

4)	All contracts with suppliers, service providers and leases;

5)	All contracts with clients and merchants generating over $_____ per year;

6)	List of all banking relationships, bank accounts;

7)	Copies of all licenses;

8)	List of all IP, with source code delivered at Closing;

9)	List of all insurances and insurance contracts;

10)	List of any claims, lawsuits or demands, with demand or pleadings attached;

11)	List of all payables; and,

12)	List of all receivables, including notes receivable (with copies).

NOTE: This list is incomplete and ESSI counsel / management will complete